                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                           ---------------------------


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           ---------------------------



                               GENZYME CORPORATION
             ------------------------------------------------------
             (Exact name of Registrant as Specified in its Charter)



             MASSACHUSETTS                                                 06-1047163
----------------------------------------                       ------------------------------------
(State of Incorporation or Organization)                       (I.R.S. Employer Identification No.)


   ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS                                       02139
   --------------------------------------------                                     ----------
    (Address of Principal Executive Offices)                                        (Zip Code)


                                             ---------------------------



         If this Form relates to the registration              If this Form relates to the registration of a class
         of a class of debt securities and is                  of debt securities and is to become effective
         effective upon filing pursuant to                     simultaneously with the effectiveness of a
         General Instruction A(c)(1) please                    concurrent registration statement under the
         check the following box. [ ]                          Securities Act of 1933 pursuant to General
                                                               Instruction A(c)(2) please check the following
                                                               box.  [ ]



SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

     Title of Each Class                   Name of Each Exchange on Which
     to be so Registered                   Each Class is to be Registered
     -------------------                   ------------------------------
             None                                    None

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

             GENZYME GENERAL DIVISION COMMON STOCK, $0.01 PAR VALUE
          GENZYME TISSUE REPAIR DIVISION COMMON STOCK, $0.01 PAR VALUE
        GENZYME MOLECULAR ONCOLOGY DIVISION COMMON STOCK, $0.01 PAR VALUE
                            GGD STOCK PURCHASE RIGHTS
                            GTR STOCK PURCHASE RIGHTS
                            GMO STOCK PURCHASE RIGHTS
        -----------------------------------------------------------------
                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The description of the shares of Genzyme General Division Common Stock, Genzyme Tissue Repair Division Common Stock and Genzyme Molecular Oncology Division Common Stock of Genzyme Corporation (the "Registrant") registered hereby is contained under the caption "Description of Genzyme Capital Stock" on pages 98-103 of the Registrant's Registration Statement on Form S-4 (File No. 333-26351), and is hereby incorporated by reference pursuant to Rule 12b-23 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         The description of the GGD Stock Purchase Rights, GTR Stock Purchase Rights and GMO Stock Purchase Rights is as follows: Pursuant to the Amended and Restated Rights Agreement dated as of June 12, 1997 (the "Rights Agreement") between Genzyme and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), each outstanding share of GGD Stock, GTR Stock and GMO Stock also represents one preferred stock purchase right (a "GGD Stock Right," "GTR Stock Right" and "GMO Stock Right," respectively). The Rights Agreement provides that each GGD Stock Right, GTR Stock Right, and GMO Stock Right, when they become exercisable, will entitle the registered holder to purchase from Genzyme (i) in the case of a GGD Stock Right, one one-hundredth of a share of Series A Junior Participating Preferred Stock, $0.01 par value (the "Series A Shares"), at a purchase price of $26, (ii) in the case of a GTR Stock Right, one one-hundredth of a share of Series B Junior Participating Preferred Stock, $0.01 par value (the "Series B Shares"), at a purchase price of $25 and (iii) in the case of a GMO Stock Right, one one-hundredth of a share of Series C Junior Participating Preferred Stock, $0.01 par value (the "Series C Shares"), at a purchase price of $21, in each case subject to adjustment.

         The Rights will not be exercisable until the Distribution Date (defined below) and, unless earlier redeemed by Genzyme as described below, will expire on March 28, 1999.

         The Rights Agreement provides that, prior to a Distribution Date, GGD Stock Rights, GTR Stock Rights and GMO Stock Rights will be evidenced by the certificates representing shares of GGD Stock, GTR Stock and GMO Stock, respectively, and there will not be separate Right certificates. The GGD Stock, GTR Stock and GMO Stock are sometimes hereinafter referred to together as the "Voting Stock." The Rights will separate from the Voting Stock and a "Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") acquired, or obtained the right to acquire, beneficial ownership of Voting Stock representing 20% or more of the total number of votes to which all outstanding shares of Voting Stock are entitled or (ii) ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of Voting Stock representing 30% or more of such total number of votes or, in either case, such later date as a majority of Continuing Directors (as defined in the Rights Agreement) may determine. For purposes of the Rights Agreement, total votes to which the Voting Stock is entitled will be determined as provided in the Genzyme Charter. If a person inadvertently becomes the beneficial owner of Voting Stock representing 20% or more of the total votes to which all outstanding shares of Voting Stock were entitled due to a change in the number of votes to which the GTR Stock or GMO Stock is entitled, such person would not be an Acquiring Person unless and until such person acquires additional shares of Voting Stock.

         With certain exceptions, in the event that, following the Distribution Date, Genzyme is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. With certain exceptions, in the event that (i) Genzyme is the surviving corporation in a merger or other business combination involving an Acquiring Person and the outstanding Voting Stock is not changed or exchanged, (ii) any person becomes the beneficial owner of Voting Stock representing 30% or more of the total number of votes to which all outstanding shares of Voting Stock are entitled, except pursuant to an offer for all outstanding shares of Voting Stock which a majority of the directors of Genzyme who are not representatives of the person making such offer determines to be in the best interest of Genzyme and its stockholders, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement or (iv) there is a reclassification of the securities of Genzyme or other recapitalization resulting in an increase of 1% or more in the proportionate ownership of the Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights that are beneficially owned by the Acquiring Person on or after the earlier of the Distribution Date or the date an Acquiring Person acquires Voting Stock representing 20% or more of the total voting power of all outstanding shares of Voting Stock (which Rights will thereafter be void), will thereafter have the right to receive upon exercise GGD Stock, GTR Stock or GMO Stock having a market value of two times the then current exercise price of the GGD Stock Right, the GTR Stock Right, or the GMO Stock Right, respectively.

         At any time prior to the expiration of ten days following the first public announcement of the acquisition by a person or group of affiliated or associated persons of beneficial ownership of Voting Stock representing 20% or more of the total voting power of all outstanding shares of Voting Stock, Genzyme may redeem the Rights in whole, but not in part, at a price (the "Redemption Price") of $0.005 per Right in the case of the GGD Stock Rights and $0.01 per Right in the case of the GTR and GMO Stock Rights, in each case subject to adjustment. Genzyme may also redeem the Rights in connection with the acquisition of Genzyme in a transaction not involving an Acquiring Person. After the redemption period has expired, Genzyme's right of redemption may be reinstated under certain circumstances. Immediately upon the action of the Genzyme Board ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         Prior to the Distribution Date, the terms of the Rights Agreement may be amended by the Genzyme Board without the consent of the holders of the Rights, except for amendments that would change the expiration date or principal economic terms of the Rights. After the Distribution Date, the terms of the Rights Agreement may be amended by the Genzyme Board in order to cure any ambiguity or inconsistency, to extend the time period during which the Rights may be redeemed or to make changes that do not adversely affect the interests of the Rights holders (other than an Acquiring Person); provided, however, that no amendment may be made at a time when the Rights are not redeemable.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Genzyme, including, without limitation, the right to vote or to receive dividends.


ITEM 2.  EXHIBITS.

1. Amended and Restated Articles of Organization of the Registrant. Filed herewith.

2. Series Designation for the Genzyme Molecular Oncology Division Common Stock. Filed herewith.

3. Series Designation for the Series A, Series B and Series C Junior Participating Preferred Stock of the Registrant. Filed herewith.

4. By-Laws of the Registrant. Filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K dated December 31, 1991 (File No. 0-14680), and incorporated herein by reference.

5. Amended and Restated Rights Agreement dated as of June 12, 1997 between the Registrant and American Stock Transfer & Trust Company. Filed herewith.

                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       GENZYME CORPORATION


Date:  June 18, 1997                   By: /s/ Peter Wirth
                                          --------------------------------------
                                           Name:   Peter Wirth
                                           Title:  Executive Vice President and
                                                   Chief Legal Officer